As filed with the Securities and Exchange Commission on December 17, 1996
                                                   Registration No. 333-16423
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                 THE NETPLEX GROUP, INC. (F/K/A COMPLINK, LTD.)
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

    NEW YORK                        7372                   11-2824578
-----------------      ---------------------------    ---------------------
(State or other       (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of       Classification Code Number)      Identification Number)
incorporation or
organization)

                        8260 GREENSBORO DRIVE, 5TH FLOOR
                             MCLEAN, VIRGINIA 22101
                                 (703) 356-3001
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                   GENE ZAINO
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                             THE NETPLEX GROUP, INC.
                        8260 GREENSBORO DRIVE, 5TH FLOOR
                             MCLEAN, VIRGINIA 22101
                                 (703) 356-3001
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)

                      ------------------------------------

                                   Copies to:
                              STEVEN WOLOSKY, ESQ.
                            KENNETH SCHLESINGER, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200
                      ------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                      ------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                            Proposed
                                                                          Proposed          Maximum
                Title of Each Class                                       Maximum          Aggregate
                   of Securities                      Amount To Be     Offering Price       Offering         Amount of
                 To Be Registered                      Registered       Per Security        Price(1)     Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                           3,321,213              3.625(1)   $12,039,397.12      $3,648.30
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon the
exercise of certain options (the "Options")(2)           170,000(2)           $4.00(3)        $680,000          $206.06
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon             220,000(2)
exercise of certain Warrants (the "1992 Warrants")(2)                         $3.00(3)        $660,000          $200.00
----------------------------------------------------------------------------------------------------------------------------
Common Stock,  $.001 par value,  issuable upon
exercise of certain Unit Purchase Options (the
"Purchase Options")(2)                                   100,000(2)           $2.40(3)        $240,000           $72.73
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon
exercise of certain warrants (the "Purchase Option
Warrants"), which warrants are issuable upon
exercise of the Purchase Options(2)                      100,000(2)           $5.25(3)        $525,000          $159.09


-----------------------------------------------------------------------------------------------------------------------------
Purchase Option Warrants                                   100,000             $ --          $ --              $ --
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon
conversion of certain shares of Class A Convertible
Preferred Stock (the "Convertible Preferred Stock")(2)   1,750,000             $3.625(1)     $6,343,750        $1,922.35
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon             1,750,000
exercise of certain warrants (the "1996 Warrants")(2)                          $2.50(3)      $4,375,000        $1,325.76
-----------------------------------------------------------------------------------------------------------------------------
Common Stock,  $.001 par value,  issuable upon
conversion of certain shares of
Convertible Preferred Stock, which shares
of Convertible Preferred Stock are
issuable upon exercise of certain Unit Purchase
Options (the "1996 Purchase Options")(2)                    87,500             $3.625(1)(2)   $317,187.5          $96.12
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon
exercise of certain warrants, which
warrants are issuable upon exercise of the 1996
Purchase Options (the "1996 Purchase Option Warrants")(2)   87,500             $2.50(2)(3)     $218,750           $66.29
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon
exercise of certain warrants (the "Netplex
Warrants")(2)                                              150,000             $2.50(3)        $375,000          $113.64
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable upon
exercise of certain warrants (the "Kirlin Warrants")(2)    125,000             $3.50(3)          $437,500        $132.58
-----------------------------------------------------------------------------------------------------------------------------
           Total...................................................................................................$7,942.92
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low price of the Common Stock on the OTC Electronic Bulletin Board on November 18, 1996.
(2) Pursuant to Rule 416, additional securities are being registered as may be required for issuance pursuant to the anti-dilution provisions of the Options, the 1992 Warrants, the Purchase Options, the Purchase Option Warrants, the Convertible Preferred Stock, the 1996 Warrants, the 1996 Purchase Options, the 1996 Purchase Option Warrants, the Purchase Option Warrants, the Netplex Warrants and the Kirlin Warrants.
(3) Pursuant to Rule 457(g), the registration fee for the Common Stock underlying such option or warrant is calculated on the basis of the exercise price of such option or warrant.




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1996


PRELIMINARY PROSPECTUS

                        7,861,213 SHARES OF COMMON STOCK
                                100,000 WARRANTS

                             THE NETPLEX GROUP, INC.

                         COMMON STOCK ($.001 PAR VALUE)


     This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of an aggregate of 7,861,213 shares (the "Shares") of the Common Stock, $.001 par value per share (the "Common Stock"), of The Netplex Group, Inc., a New York corporation (the "Company") of which (i) 170,000 shares of Common Stock (the "Option Shares") are issuable upon exercise of certain options (the "Options") which were granted by the Company in connection with consulting services; (ii) 220,000 shares of Common Stock (the "Warrant Shares") are issuable by the Company upon exercise of certain warrants (the "Warrants") which were issued in exchange for warrants previously issued in connection with the Company's March 1992 Private Placement (the "1992 Private Placement"); (iii) 100,000 shares of Common Stock (the "Purchase Option Shares") are issuable by the Company upon the exercise of certain Unit Purchase Options (the "Purchase Options") previously issued by the Company to GKN Securities Corp., or its designees, the underwriter of the Company's Initial Public Offering (the "Underwriter"); (iv) 100,000 shares of Common Stock (the "Purchase Option Warrant Shares") are issuable to the Underwriter upon exercise of the Purchase Option Warrants (hereinafter defined), which Purchase Option Warrants are issuable upon exercise of the Purchase Options; (v) 1,750,000 shares of Common Stock (the "Conversion Shares") are issuable by the Company upon conversion of certain shares of Class A Convertible Preferred Stock (the "Convertible Preferred Stock") which were issued by the Company to holders (the "Preferred Stockholders") in connection with the Company's August 1996 Private Placement (the "1996 Private Placement"); (vi) 1,750,000 shares of Common Stock (the "1996 Warrant Shares") are issuable by the Company upon exercise of certain warrants (the "1996 Warrants") granted by the Company to the Preferred Stockholders in connection with the 1996 Private Placement; (vii) 87,500 shares of Common Stock (the "Purchase Option Conversion Shares") are issuable by the Company upon conversion of certain shares of Convertible Preferred Stock (the "Purchase Option Preferred Stock"), which shares of Convertible Preferred Stock are issuable by the Company upon exercise of certain Unit Purchase Options (the "1996 Purchase Options") previously granted by the Company to the Underwriter in connection with the 1996 Private Placement; (viii) 87,500 shares of Common Stock (the "1996 Purchase Option Warrant Shares") are issuable by the Company upon exercise of certain warrants (the "1996 Purchase Option Warrants") which warrants are issuable to the Underwriter upon exercise of the 1996 Purchase Options; (ix) 150,000 shares of Common Stock (the "Netplex Shares") issuable to the former stockholders of Netplex Virginia (as hereinafter defined) and AWE (as hereinafter defined) upon the exercise of certain warrants (the "Netplex Warrants") (x) 125,000 shares of Common Stock (the "Kirlin Shares") upon the exercise of certain warrants (the "Kirlin Warrants") and (xi) 3,321,213 shares of Common Stock (the "Merger Shares") which were previously issued by the Company to certain of the Selling Shareholders in connection with the Mergers (as hereinafter defined) or pursuant to an asset purchase agreement. This Prospectus also relates to 100,000 warrants (the "Purchase Option Warrants") which are issuable to the Underwriter by the Company upon exercise of the Purchase Options. See "Principal and Selling Stockholders," "Plan of Distribution" and "Description of Securities."

     The Option Shares, the Warrant Shares, the Purchase Option Shares, the Purchase Option Warrant Shares, the Conversion Shares, the 1996 Warrant Shares, the 1996 Purchase Option Conversion Shares, the 1996 Purchase Option Warrant Shares, the Netplex Shares and the Kirlin Shares will be issued if, as and when the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the Convertible Preferred Stock, the 1996 Warrants, the Purchase Option Preferred Stock, the 1996 Purchase Option Warrants, the Netplex Warrants, or the Kirlin Warrants (which such Option Shares, Warrant Shares, Purchase Option Shares, Purchase Option Warrant Shares, Conversion Shares, 1996 Warrant Shares, Purchase Option Conversion Shares, 1996 Purchase Option Warrant Shares, Netplex Shares or the Kirlin Shares underlie, respectively), are exercised or converted, as the case may be, by the holders thereof. The Company will receive the proceeds from the exercise of the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the 1996 Warrants, the 1996 Purchase Option Warrants, the Netplex Warrants, and the Kirlin Warrants, the net proceeds of which will amount to $7,686,250 if all Warrants, Purchase Options, Purchase Option Warrants, 1996 Warrants, 1996 Purchase Option Warrants, the Netplex Warrants and Kirlin Warrants are exercised, after deducting the estimated expenses of this offering. The Company will not receive any proceeds from the resale of the Shares by the Selling Shareholders.

     The  Company's  Common  Stock  is  publicly  traded  on the OTC  Electronic
Bulletin Board (the "Bulletin Board") under the symbol ("NTPL") and on the Boston Stock exchange under the symbol ("NPL"). On November 18, 1996, the average of the high and low price was $3.625 closing bid price for the Common Stock on the Bulletin Board was $3.625.

--------------------------------------------------------------------------------
                 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY
                INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE
              MADE BY INVESTORS WHO CAN AFFORD THE RISK OF LOSS OF
                            THEIR ENTIRE INVESTMENT.
               SEE "RISK FACTORS" AND "DILUTION" ON PAGES 8 AND 13
                              OF THIS PROSPECTUS.
--------------------------------------------------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

         This offering is self-underwritten; neither the Company nor any Selling Shareholder has employed an underwriter for the resale of any of the Shares or the Purchase Option Warrants. The Company will bear all expenses of this Offering other than discounts, concessions or commissions on the resale of the Shares and the Purchase Option Warrants.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, the Boston Stock Exchange or any other similar market that the Company may be listed on, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. The Purchase Option Warrants will not be publicly traded and may be acquired in negotiated transactions. See "Plan of Distribution."

--------------------------------------------------------------------------------


                 The date of this Prospectus is          , 1996

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1995.

                  (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended October 31, 1995, December 31, 1995, March 31, 1996, June 30, 1996 and September 30, 1996.

                  (c) The Company's Current Reports on Form 8-K filed on January 9, 1994, June 7, 1996, as amended, and December 4, 1996.

                  (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 8, 1993.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering of the Shares of Common Stock or the Purchase Option Warrants offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Mr. Matthew Jones, Chief Financial Officer, 8260 Greensboro Drive, 5th Floor, McLean, Virginia 22101, telephone number (703) 356-3001.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm, quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         This Prospectus includes references to trademarks of entities other than the Company which have reserved all rights with respect to their respective trademarks.

                                     SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                   THE COMPANY

         The Netplex Group, Inc., a New York corporation (the "Company"), headquartered in McLean, Virginia, is an information technology solutions provider. Its address is 8260 Greensboro Drive, 5th Floor, McLean, Virginia 22101 and its telephone number is (703) 356-3001. Its Worldwide Web site address is www.netplexgroup.com.

         The Company's core business involves the offering of professional technical services to large organizations (generally Fortune 2,000 type companies) who require assistance integrating information technology into their businesses. The Company's customers include large banks, pharmaceutical companies and financial services institutions. The Company employs approximately 300 full-time professional technical employees and has access to a database of an additional 15,000 technical consultants who may be contracted for hire on an as needed basis. The Company's services focus on the design, implementation, and management of large network-based systems. Occasionally, the Company may resell certain technology products in order to deliver customers fully integrated system-solutions. The Company's specific areas of expertise include Network and System Management, Database Integration, Help Desk Automation, Disaster Recovery Planning, Information Systems Security, Local Area Network Integration, Intranet Deployment, Remote and Mobile Workforce Automation, and Law Firm Office Automation.

         The Company engages in project assignments throughout North America and has offices in the New York City, Central New Jersey, Chicago and Washington D.C. metropolitan markets.

                                CORPORATE HISTORY


         The Company is a New York corporation incorporated in 1986 under the name CompLink, Ltd. In March 1993 the Company consummated an initial public offering and received net proceeds of approximately $4,700,000 and received an additional approximately $6,000,000 in October 1993 through the exercise of warrants issued in connection with the initial public offering. The Company's initial public offering was underwritten by the Underwriter. In December 1993, the Company consummated a merger with Technology Development Systems, Inc., an Illinois corporation ("TDS") which became a wholly-owned subsidiary of the Company. On June 7, 1996, a wholly-owned subsidiary of the Company merged with and into The Netplex Group, Inc. ("Netplex Virginia"), a Virginia corporation, and a second wholly-owned subsidiary of the Company merged with and into America's Work Exchange, Inc. ("AWE"), a New York corporation. Upon consummation of the mergers, Netplex Virginia and AWE became wholly-owned subsidiaries of the Company (the "Mergers"). As consideration for the Mergers, the Company issued an aggregate of 3,245,295 shares of Common Stock to the shareholders of Netplex and AWE, including an aggregate of 1,263,930 shares to Gene Zaino, who was a Director of the Company and is now the President and Chief Executive Officer of the Company. Netplex Virginia changed its name to The Netplex System Integration Group, Inc. and the Company changed its name to The Netplex Group, Inc.

         As a result of the Mergers, there was a change of control of the Company in that, as of the consummation of the Mergers, approximately 50.4% of the outstanding shares of the Company are now held by the former shareholders of

Netplex Virginia and AWE (60.7% of the outstanding shares of the Company's Common Stock if all of the Company options issuable in exchange for Netplex Virginia options and AWE options are exercised). The Mergers have been accounted for under the purchase method of accounting as a reverse merger, since the shareholders of the acquirees, which have common control, received the larger percentage of the voting rights of the combined entity. The Mergers resulted in a recapitalization of the accounting of CompLink, Ltd. so that the resulting capitalization of the Company after the Mergers were that of CompLink, Ltd.'s (the Company prior to Mergers) after giving effect to the new share issuance and the elimination of CompLink, Ltd.'s accumulated deficit. The acquisition of the assets and liabilities of CompLink, Ltd. have been accounted for at book value, which approximates fair value. For a further discussion of the Mergers, see the Company's (i) Proxy Statement for Special Meeting of Shareholders held on May 24, 1996, (ii) Form 10-QSB for the six-months ended June 30, 1996 and (iii) Form 8-K, dated June 7, 1996, as amended. Unless otherwise indicated herein, references to the Company include its wholly-owned subsidiaries, Netplex Virginia, AWE and TDS.

RECENT DEVELOPMENTS

         In September 1996, the Company received approximately $3,000,000 in net proceeds from the consummation of the 1996 Private Placement whereby the Company issued the Convertible Preferred Stock and granted the 1996 Warrants.

         On October 21, 1996 the Company filed an application for the relisting of its Common Stock on the Nasdaq Small Cap Market ("Nasdaq"). While the Company believes that it meets the requirements for listing its Common Stock on Nasdaq, there can be no assurance that such listing will be approved by Nasdaq. If the Company's listing is not approved by Nasdaq the Company will continue to have a limited trading market for its securities.

         On November 5, 1996 the Company  reached an  agreement  for the sale of its WorldLink(TM) Remote and Mobile Workforce automation software (the "Product") developed and distributed by its wholly-owned subsidiary Technology Development Systems, Inc. ("TDS"). The sale price is $3.5 million payable in cash at closing, originally expected to be November 15, 1996. On November 19, 1996, the Company closed a portion of the sale with the buyer for a purchase price of $2.0 million in cash. The Company and the buyer agreed to continue negotiations for the remaining portion of the transaction. Finalization of the sale of the Product is expected by year end, but, there can be no assurances that the remaining portion of this transaction will be completed.

         The Company will continue to support WorldLink's(TM) existing customers and has formed a practice unit to provide Remote and Mobile Workforce Automation services.

THE OFFERING



Securities Offered by the Company...........100,000   Purchase  Option  Warrants
                                            issuable   upon   exercise   of  the
                                            Purchase  Options.   170,000  Option
                                            Shares;   220,000   Warrant  Shares;
                                            100,000   Purchase   Option  Shares;
                                            100,000   Purchase   Option  Warrant
                                            Shares; 1,750,000 Conversion Shares;
                                            1,750,000   1996   Warrant   Shares;
                                            87,500  Purchase  Option  Conversion
                                            Shares;  87,500 1996 Purchase Option
                                            Shares;  150,000 Netplex Shares; and
                                            125,000 Kirlin Shares.

Securities Offered for resale
by the Selling Shareholders.................3,321,213 Merger Shares.

Common Stock Outstanding....................6,442,903 1/ shares of Common  Stock before the  exercise or  conversion,
                                            as the case may be, of the  Options,
                                            the Warrants,  the Purchase Options,
                                            the Purchase  Option  Warrants,  the
                                            Convertible   Preferred  Stock,  the
                                            1996 Warrants,  the Purchase  Option
                                            Preferred   Stock   and   the   1996
                                            Purchase    Option    Warrants   and
                                            10,982,903  shares  of  Common Stock
                                            assuming the exercise or conversion,
                                            as the case may be, of the  Options,
                                            the Warrants,  the Purchase Options,
                                            the Purchase  Option  Warrants,  the
                                            Convertible   Preferred  Stock,  the
                                            1996 Warrants,  the Purchase  Option
                                            Preferred   Stock   and   the   1996
                                            Purchase Option Warrants.

Bulletin Board Symbol.......................Common Stock: NTPL

Boston Stock Exchange Symbol................Common Stock: NPL

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale of the Common Stock offered by the Selling Shareholders hereby. The Company will receive the proceeds from the exercise of each of the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the 1996 Warrants, the 1996 Purchase Option Warrants, the Netplex Warrants or the Kirlin Warrants. The net proceeds of which will amount to $7,686,250 if all such securities are exercised, after deducting the estimated expenses of this offering. The Company intends to apply any net proceeds from such exercises for product development, marketing and working capital and other general corporate purposes.

--------------


         1/ UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO (I) 220,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS AT $3.00 PER SHARE; (II) 100,000 SHARES OF COMMON STOCK ISSUABLE TO THE UNDERWRITER UPON EXERCISE OF THE PURCHASE OPTIONS, EACH PURCHASE OPTION CONSISTS OF ONE SHARE OF COMMON STOCK AND ONE PURCHASE OPTION WARRANT; (III) 100,000 SHARES OF COMMON STOCK ISSUABLE TO THE UNDERWRITER UPON EXERCISE OF THE PURCHASE OPTION WARRANTS; (V) 1,750,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE PREFERRED STOCK; (VI) 1,750,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE 1996 WARRANTS; (VII) 87,500 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE PURCHASE OPTION PREFERRED STOCK; (VIII) 87,500 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE 1996 PURCHASE OPTION WARRANTS (IX) 3,000,000 SHARES OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF

STOCK OPTIONS WHICH MAY BE GRANTED UNDER THE COMPANY'S 1992 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN (THE "1992 PLAN"), OF WHICH OPTIONS TO PURCHASE 2,363,000 SHARES OF COMMON STOCK AT AN AVERAGE EXERCISE PRICE OF APPROXIMATELY $2.85 PER SHARE HAVE BEEN ISSUED; (X) 100,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF STOCK OPTIONS WHICH MAY BE ISSUED UNDER THE COMPANY'S 1995 DIRECTORS' STOCK OPTION PLAN (THE "DIRECTORS' PLAN"), OF WHICH OPTIONS TO PURCHASE 60,000 SHARES OF COMMON STOCK AT EXERCISE PRICES RANGING FROM $2.50 PER SHARE TO $3.5625 PER SHARE HAVE BEEN GRANTED; (XI) 800,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF STOCK OPTIONS WHICH MAY BE GRANTED UNDER THE 1995 CONSULTANT'S STOCK OPTION PLAN (THE "CONSULTANT'S PLAN"), OF WHICH NO STOCK OPTIONS HAVE BEEN ISSUED; (XII) 170,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTIONS AT AN EXERCISE PRICE OF $4.00 PER SHARE; AND (XIII) 150,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THE NETPLEX WARRANTS AND (IX) 125,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THE KIRLIN WARRANTS AT AN EXERCISE PRICE OF $3.50 PER SHARE.

                                  RISK FACTORS

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         OPERATING LOSSES. The Company had a net loss of $1,783,326 for the nine months ended September 30, 1996. The Company anticipates that losses, on a consolidated basis, will continue until such time, if ever, that it can generate sufficient revenues from the sales of its products and services to cover operating costs. There can be no assurance that the Company's operations, on a consolidated basis, will become profitable or that the Company, on a consolidated basis, will ever be able to generate cash flows sufficient to meet its operating costs and sustain its operations.

         LIMITED  WORKING  CAPITAL;  POSSIBLE  NEED  FOR  ADDITIONAL  FINANCING;
UNCERTAINTY OF CAPITAL FUNDING. As of September 30, 1996, the Company had working capital of $2,614,910. Management believes that its existing resources will be adequate for the Company's cash needs through December 31, 1997. Beyond such period, the Company may need to raise substantial additional capital to fund its operations. There can be no assurance that additional financing will be available on acceptable terms or available at all. If additional funds are raised by issuing equity securities, further dilution to shareholders will result. If adequate funds are not available, the Company may be required to delay, curtail, reduce the scope of or eliminate (i) the expansion of its operations and/or (ii) its marketing and sales efforts which could materially adversely affect the financial and business operations of the Company.

         CONTROL OF THE COMPANY BY FORMER NETPLEX VIRGINIA AND AWE SHAREHOLDERS. The former shareholders of Netplex Virginia and AWE currently own a majority of the outstanding shares of the Common Stock, with Gene Zaino, currently the President and Chief Executive Officer of the Company, owning 19.6%, and Michael O'Connor, John Thompson, Stanley Fischer and Scott Pogoda owning collectively approximately 28.2%, and together with Mr. Zaino, approximately, 47.8%, of the outstanding shares of the Common Stock. Accordingly, the former shareholders of Netplex Virginia and AWE as a group, and Mr. Zaino and the other individuals named above in particular, will be in a position to control the election of directors and other corporate matters that require the vote of the Company's shareholders.

         RELIANCE ON MAJOR CUSTOMER. Two customers of Netplex Virginia accounted for approximately 33% and 22% of Netplex Virginia's revenues for the year ended December 31, 1995. The contract with one such customer is terminable at will and the Company completed its obligations under the other contract. No customer accounted for more than 10% of the Company's revenues for the nine-months ended September 30, 1996.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Variations in the Company's revenues and operating results could occur from time to time as a result of a number of factors, such as the number and dollar value of client engagements commenced and completed during a quarter, the number of working days in a quarter and employee hiring and utilization rates. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long in the case of new clients and may depend on factors such as the size and scope of assignments and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in reported losses for that quarter. The Company's engagements generally are terminable at will and at the discretion of the client. An unanticipated termination of a major project could require the Company to maintain or terminate under-utilized employees, resulting in a higher than expected number of unassigned persons or higher severance expenses. While professional staff must be adjusted to reflect active projects, the Company must maintain a sufficient number of senior professionals to oversee existing client projects and participate with its sales force in securing new client assignments. Because some of the Company's engagements are performed on a fixed-price basis, the Company also bears the risk of cost overruns and inflation. The Company's operating results may also vary depending on factors such as new product introductions by the Company and others, and market acceptance of new and enhanced versions of the Company's products.

         DEPENDENCE UPON KEY PERSONNEL. The Company's future success will depend in large part on the continued services of Gene Zaino, the Company's President and Chief Executive Officer, and of the Company's technical, marketing, sales and management personnel, as well as on its ability to continue to attract, motivate and retain highly qualified employees. The Company has applied for a $1,000,000 key man insurance policy on the life of Mr. Zaino. The Company's employees may voluntarily terminate their employment at any time. Competition for such employees is intense, and the process of locating technical, marketing, sales and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The Company believes that it will need to hire additional technical personnel in order to enhance existing products and to develop new products and to hire new sales personnel in order to sell their products. If the Company is unable to hire additional technical personnel, the development of new products and enhancements will likely be delayed. If the Company is unable to hire additional sales personnel, the sale of existing and new products will likely be adversely impacted. The inability to attract new personnel could have a material adverse effect upon the Company's results of operations and research and development efforts. In particular, the Company's success will depend in large part upon its ability to attract and retain qualified project managers. While to date the Company has had no difficulty in attracting and retaining qualified employees, qualified project managers are in particularly great demand and are likely to remain a limited resource for the foreseeable future and, accordingly, there can be no assurance that the Company will be able to retain and attract qualified project management.

         COMPETITION. The Company provides information technology services. The information technology services market comprises a large number of participants, is subject to rapid changes, and is highly competitive. The market includes participants from a variety of market segments, including systems consulting and integration firms, contract programming companies, the professional service groups of computer equipment companies such as Hewlett-Packard Company, IBM, Unisys Corporation and Digital Equipment Corporation, facilities management and MIS outsourcing companies, "Big Six" accounting firms, and general management consulting firms. The Company's competitors in this area also include companies such as Andersen Consulting, Technology Solutions Corporation, SHL Systemhouse, Inc., Innovative Information Systems, Inc., Cap Gemini America, Business System Group, Computer Sciences Corporation, Electronic Data Systems Corporation and Keane, Inc. Many participants in the information technology services market have significantly greater financial, technical and marketing resources and greater name recognition than the Company and generate greater systems consulting and integration revenues than does the Company. In addition, the information technology services market is highly fragmented and served by numerous firms, many of which serve only their respective local markets. The Company believes that the principal competitive factors in the information technology services industry include responsiveness to client needs, speed of project implementation, quality of service, price, project management capability and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate senior project managers, the Company's products and services, the price at which others offer comparable services, and the extent of their competitors' responsiveness to customer needs.

         LEGAL UNCERTAINTIES. There are many legal uncertainties concerning technical services firms, including the extent of such a company's liability for violations of employment and discrimination laws. Such liability can include violations of employment and discrimination laws committed by consultants the

Company provides to its customers. Accordingly, the Company may be subject to liability for violations of these or other laws even if it does not participate in the commission of such violations. The Company believes it is in compliance in all material respects with all applicable rules, regulations and licensing requirements.

         PROJECT RISKS. Occasionally, the Company is required to guarantee to its customers that the integrated system on which it is consulting will operate properly when completed. Rapid changes in technology or other unforeseen developments can make any such guarantee difficult to meet and can expose the Company to loss of the costs incurred by it and revenue anticipated to be derived, in connection with any such project.

         NASDAQ LISTING. The Company's Common Stock currently is quoted or traded on the OTC Bulletin Board and The Boston Stock Exchange, respectively. The Company has applied to list its Common Stock on the Nasdaq SmallCap Market ("Nasdaq") which has several requirements for listing, including that the Company have at least $4,000,000 in total assets and the Company have at least $2,000,000 in shareholders' equity. While the Company believes that it is in compliance with these requirements, there can be no assurance that Nasdaq will be satisfied that the Company will be able to meet these requirements for an extended period of time and, accordingly, Nasdaq may not approve the Company's listing application. In addition, Nasdaq requires that the Company's Common Stock have a trading price of at least $3.00 per share to be approved for listing. While the Company's Common Stock currently trades above $3.00 per share and while the Company has agreed to use its best efforts, including undertaking a reverse stock split to increase the trading price of the Common Stock so that the Common Stock can be listed on Nasdaq, there can be no assurance the Company's Common Stock will continue to trade above $3.00 per share.

         LIMITED PUBLIC MARKET TRADING; POTENTIAL EFFECT OF "PENNY STOCK" RULES. There can be no assurance that an active market will exist for the reoffer and resale of the Common Stock even after the shares are registered, or that such stock could be sold without a significant negative impact on the publicly quoted stock price per share. Furthermore, if the Company's Common Stock is not listed on Nasdaq or the Boston Stock Exchange, it is subject to the "penny stock" rules adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-Nasdaq or exchange listed companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

         OUTSTANDING OPTIONS AND WARRANTS. There are currently outstanding options and warrants to purchase 5,125,500 shares (including the Purchase Option Warrants and the 1996 Purchase Option Warrant) in the aggregate at exercise prices ranging between $2.00 to $6.00 per share. In addition, there are currently 1,750,000 shares of Convertible Preferred Stock outstanding. The exercise of such options and warrants or the conversion of the Convertible Preferred Stock will have a dilutive effect on the ownership interests of the Company's existing shareholders.

         SHARES ELIGIBLE FOR FUTURE SALE. Currently, 3,321,213 shares of the Common Stock held by shareholders are "restricted securities", as that term is defined in Rule 144 under the Securities Act of 1933, as amended. All of such shares are being registered hereby. Of such shares, 75,918 may currently be sold under Rule 144. In addition, commencing June 7, 1998 (or June 7, 1997 if the Securities and Exchange Commission reduces the holding period under Rule 144 to one year), the balance of such shares (or 3,245,295 shares) may be sold under Rule 144. Such sales may tend to depress the price of the Company's securities. Of such 3,245,295 shares, 2,303,053 shares are subject to lock-up periods which will terminate either on June 7, 1997 or December 7, 1997.

         NO DIVIDENDS. The Company has paid no dividends on its outstanding Common Stock and anticipates that income, if any, received from operations will be devoted to the Company's future operations. In addition, dividends on Common Stock are subject to the preferences for dividends on the Convertible Preferred Stock. Accordingly, the Company does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future. Any future dividends will depend upon earnings, if any, of the Company, its financial requirements, and other factors.

                                 USE OF PROCEEDS

EXERCISE OF OPTIONS, WARRANTS, PURCHASE OPTIONS, PURCHASE OPTION WARRANTS, 1996 WARRANTS, 1996 PURCHASE OPTION WARRANTS, NETPLEX WARRANTS AND KIRLIN WARRANTS.

         Assuming that all of the Options, the Warrants, Purchase Options, Purchase Option Warrants, 1996 Warrants, 1996 Purchase Options, 1996 Purchase Option Warrants, Netplex Warrants and Kirlin Warrants are exercised, the net proceeds to the Company the issuance of shares of Common Stock upon the exercise of such warrants and options are estimated to be approximately $7,686,250. The Company intends to apply any net proceeds from such exercises for the development of additional core competency practice units, geographic expansion, marketing, working capital and general corporate purposes.

CONVERSION OF PREFERRED STOCK

         The Company will not receive any proceeds from the conversion of the Convertible Preferred Stock.

OFFERING BY SELLING SHAREHOLDERS

         The Company will not receive any of the proceeds from the sale of any of the Merger Shares.

                                    DILUTION

         As of September 30, 1996, the unaudited net tangible book value of the outstanding shares of the Company's Common Stock was $3,532,370, or approximately $.55 per share based on 6,442,903 shares of Common Stock outstanding. Assuming the issuance of an additional 1,750,000 shares of Common Stock upon the conversion of the Convertible Preferred Stock, the Pro Forma net tangible book value of the Company's Common Stock at September 30, 1996 would have been $3,532,370 or approximately $.43 per share based on 8,192,903 shares of Common Stock outstanding. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding. Dilution represents the difference between the price per share of Common Stock paid by the holders of the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the Convertible Preferred Stock, the 1996 Warrants, the Purchase Option Preferred Stock, the 1996 Purchase Option Warrants and the Netplex Warrants exercising or converting, as the case may be, of all such securities pursuant to this Offering and the pro forma net tangible book value per share of Common Stock after this Offering. After giving effect to the sale of the shares of Common Stock by the Company hereby (assuming the exercise or conversion, as the case may be, of all the Options, the Warrants, Purchase Options, Purchase Option Warrants, 1996 Warrants, Purchase Option Preferred Stock, 1996 Purchase Option Warrants, Netplex Warrants and Kirlin Warrants), the adjusted net tangible book value of the Company at September 30, 1996, would have been $11,209,870 or $1.02 per share. This represents an immediate increase in net tangible book value of $.47 per share to existing shareholders and an immediate dilution of (i) $2.98 per share to holders of the Options exercising their Options at $4.00; (ii) $1.98 per share to holders of the Warrants exercising their Warrants at $3.00; (iii) $1.38 per share to holders of the Purchase Options exercising their Purchase Options at the equivalent of $2.40 per share (assuming no amount of the exercise price is attributed to the purchase of the underlying Warrants) in this Offering; (iv) $4.23 per share to holders of the Purchase Option Warrants exercising their Purchase Option Warrants at the equivalent of $5.25 per share; (v) $1.48 per share to holders of the 1996 Warrants exercising their 1996 Warrants at the equivalent of $2.50 per share; (vi) $.98 per share to holders of the Purchase Option Preferred Stock converting their Purchase Option Preferred Stock at the equivalent of $2.00 per share; (vii) $1.48 per share to holders of the 1996 Purchase Option Warrants exercising their 1996 Purchase Option Warrants at the equivalent of $2.50 per share; (viii) $1.48 per share to holders of the Netplex Warrants exercising their Netplex Warrants at the equivalent of $2.50 per share and (ix) $2.48 per share to holders of Kirlin Warrants exercising their Kirlin Warrants at the equivalent of $3.50 per share. The following table illustrates this dilution on a per share basis:


Exercise or conversion price, as
the case may be, of Options,
Warrants, Purchase Options,
Purchase Option Warrants, 1996
Warrants, Purchase Option
Preferred Stock, 1996 Purchase
Option Warrants, Netplex Warrants
and Kirlin Warrants (per share)....... $4.00   $3.00   $2.40   $5.25   $2.50   $2.00     $2.50    $2.50    $3.50

Pro forma net tangible book value

per share before offering(1).......... $ .43  $ .43   $ .43    $ .43   $ .43   $ .43    $ .43     $ .43    $ .43

Net tangible book value immediately
after the exercise or conversion of
the Options, the Warrants, the
Purchase Options, the Purchase
Option Warrants, the 1996 Warrants,
the Purchase Option Preferred Stock,
the 1996 Purchase Option Warrants
and Netplex Warrants upon exercise
or conversion, as the case may be,
of Options, Warrants, Purchase
Options, Purchase Option Warrants,
Convertible Preferred Stock, 1996
Warrants, Purchase Option Preferred
Stock, 1996 Purchase Option
Warrants, Netplex Warrants
and Kirlin Warrants(2)................ $ .98  $ .90    $.49    $1.02   $ .86   $.45     $ .86     $ .86    $ .94

Adjusted net tangible book value
after this Offering................... $1.02  $1.02   $1.02    $1.02   $1.02   $1.02    $1.02     $1.02    $1.02

Dilution of net tangible book value
to purchasers or converters, as the
case may be, of Common Stock
underlying Warrants, Purchase
Options, Purchase Option Warrants,
1996 Warrants, Purchase Option
Preferred Stock, 1996 Purchase
Option
Warrants, Netplex
Warrants and Kirlin Warrants.......... $2.98   $1.98   $1.38   $4.23   $1.48   $.98      $1.48    $1.48    $2.48
                                       =====   =====   =====   =====   =====   ====      =====    =====    =====


(1) Reflects the receipt of the Net Proceeds from the August 1996 Private Placement and the conversion of 1,750,000 shares of Convertible Preferred Stock into 1,750,000 shares of Common Stock.

(2) Assumes that all options and warrants (excluding options granted under the 1992 Plan and the Directors' Plan) which have an exercise price which is less than or equal to the exercise price of the warrant or option have been exercised.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

Name                             Age       Position
----                             ---       --------

Gene Zaino                       39        President, Chief Executive Officer &
                                           Director
Howard Landis                    42        Director
Richard Goldstein                50        Director
Robert M. Skelton                35        Secretary
Matthew G. Jones                 35        Treasurer
Kathryn C. Eggleston             32        Assistant Secretary & Assistant
                                           Treasurer
Neil Luden                       41        Director & Vice President
Deborah Schondorf-               32        Director
Novick

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at September 30, 1996; (ii) the number of shares being offered for resale hereby by each Selling Shareholder; and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of this Offering. Except as otherwise indicated in the Footnotes to such table, none of such Selling Shareholders has been an officer, director or employee of the Company for the past three years.


                                             Number of Shares of Common        Shares to be
                                              Stock Beneficially Owned           Sold in         Shares Beneficially Owned
       Name                                    Prior To Offering(1)              Offering              After Offering
       ----                                    --------------------              --------              --------------
                                                Number             Percent                            Number         Percent
                                                ------             -------                            ------         -------

Harvey B. Adams                                25,000(2)              *           50,000                0               0

Ronald J. Adams                                12,500(2)              *           25,000                0               0

Larry Altman                                   25,000(2)              *           50,000                0               0

Jan Arnett, M.D.                               25,000(2)              *           50,000                0               0

B&B Trading Corp. Retirement                   25,000(2)              *           50,000                0               0
Plan

Neil Bellet                                    25,000(2)              *           50,000                0               0

Kenneth Cole                                   37,500(2)              *           75,000                0               0

Craig W. Effron                                12,500(2)              *           25,000                0               0

Drew Effron                                    12,500(2)              *           25,000                0               0

Richard Etra                                   12,500(2)              *           25,000                0               0

Steven Etra                                    50,000(2)              *          100,000                0               0

F&T Planning Centers, Inc.                     12,500(2)              *           25,000                0               0

Ernest Gottdiener                              25,000(2)              *           50,000                0               0

Scott & Lee Havens, JTWROS                     25,000(2)              *           50,000                0               0

Gloria Hindes                                  12,500(2)              *           25,000                0               0

Frank & Charlotte Joy, JTWROS                  12,500(2)              *           25,000                0               0

Stuart Kahn & Company                          12,500(2)              *           25,000                0               0

Daniel Kaplan                                  12,500(2)              *           25,000                0               0

Richard Kaufman & Elaine J.                    25,000(2)              *           50,000                0               0
Leanaut, JTWROS

Norman Kurtz                                   25,000(2)              *           50,000                0               0

Howard Landis                                 50,000(2)(3)            *          100,000                0               0

Dr. Steven B. Landman                          6,250(2)               *           12,500                0               0

Mariwood Investments                           25,000(2)              *           50,000                0               0

Jonathan & Patricia Meyers,                    25,000(2)              *           50,000                0               0
JTWROS

The Northern Union Club                        50,000(2)              *          100,000                0               0

Russell D. Pollock & Susan K.                  6,250(2)               *           12,500                0               0
Waldman, JTWROS

Mark H. Rachesky                               50,000(2)              *          100,000                0               0

RJB Partners                                   12,500(2)              *           25,000                0               0

Steven Rosen                                   12,500(2)              *           25,000                0               0

Alan J. Rubin                                  25,000(2)              *           50,000                0               0

Jeffrey Rubinstein                             25,000(2)              *           50,000                0               0

Curtis Schenker                                12,500(2)              *           25,000                0               0

Leonard M. Schiller                            12,500(2)              *           25,000                0               0

Phillip J. Schiller                            12,500(2)              *           25,000                0               0

Dean Spellman                                  6,250(2)               *           12,500                0               0

David Thalheim Revocable Living                37,500(2)              *           75,000                0               0
Trust DTD 3/5/96


                                             Number of Shares of Common        Shares to be
                                              Stock Beneficially Owned           Sold in         Shares Beneficially Owned
       Name                                    Prior To Offering(1)              Offering              After Offering
       ----                                    --------------------              --------              --------------
                                                Number             Percent                            Number         Percent
                                                ------             -------                            ------         -------


Greg Trubowitsch                               6,250(2)               *           12,500                0               0

Vanwood 72nd Street Assoc. LP                 100,000(2)            1.5%         200,000                0               0

Richard Warren                                 12,500(2)              *           25,000                0               0

Charles Warshaw                                25,000(2)              *           50,000                0               0

Michael Weissman                               25,000(2)              *           50,000                0               0

Woodland Partners                             125,000(2)            1.9%         250,000                0               0

William Wolfson                                12,500(2)              *           25,000                0               0

Mel Atlas                                      12,500(2)              *           25,000                0               0

Marvin Baron                                   37,500(2)              *           75,000                0               0

Norman Basner                                  12,500(2)              *           25,000                0               0

Arthur Birnbaum                                12,500(2)              *           25,000                0               0

Edward Cohen                                   12,500(2)              *           25,000                0               0

Michael Cohen                                  12,500(2)              *           25,000                0               0

Bruce Frankel                                  12,500(2)              *           25,000                0               0

Morris Goldfarb                                25,000(2)              *           50,000                0               0

Stuart Goldstein                               12,500(2)              *           25,000                0               0

Gertrude Gordon                                12,500(2)              *           25,000                0               0

Jeffrey Greenstein                             12,500(2)              *           25,000                0               0

Jeffrey Herdan                                 25,000(2)              *           50,000                0               0

James Jannello                                 12,500(2)              *           25,000                0               0

Harry Karten                                   12,500(2)              *           25,000                0               0

Joel Katz Profit Sharing Plan                  12,500(2)              *           25,000                0               0

Steven Kess                                    12,500(2)              *           25,000                0               0

Anton & Margie Kirincic, JTWROS                12,500(2)              *           25,000                0               0

Abraham Klein                                  50,000(2)              *          100,000                0               0

Susan Lary                                     25,000(2)              *           50,000                0               0

Zena Lary Trust                                12,500(2)              *           25,000                0               0

Monis Lev                                      12,500(2)              *           25,000                0               0

Ruben Levitin & Jamie Walter                   12,500(2)              *           25,000                0               0
Cordoba, JTWROS

Miguel Lieber                                  12,500(2)              *           25,000                0               0

Charles Lindner                                12,500(2)              *           25,000                0               0

Peter Lontai, M.D.                             12,500(2)              *           25,000                0               0

Eva Low                                        25,000(2)              *           50,000                0               0

Alvin Margulies                                12,500(2)              *           25,000                0               0

John Milcetich                                 50,000(2)              *          100,000                0               0

Mel Paikoff                                    12,500(2)              *           25,000                0               0

Jaques Palombo                                 12,500(2)              *           25,000                0               0

Bertram Podell                                 12,500(2)              *           25,000                0               0


                                             Number of Shares of Common        Shares to be
                                              Stock Beneficially Owned           Sold in         Shares Beneficially Owned
       Name                                    Prior To Offering(1)              Offering              After Offering
       ----                                    --------------------              --------              --------------
                                                Number             Percent                            Number         Percent
                                                ------             -------                            ------         -------

Milton & Blanche Prane, JTWROS                 12,500(2)              *           25,000                0               0

Mark Rubin                                     25,000(2)              *           50,000                0               0

Stanley Spielman Profit Sharing                25,000(2)              *           50,000                0               0
Plan

Stanley Spielman                               45,000(4)              *           70,000                0               *

Ted Tashlik                                    12,500(2)              *           25,000                0               0

Saul Victor Profit Sharing Plan                12,500(2)              *           25,000                0               0

Ben Bazian(6)                                   43,587                *           36,920              6,667             *

Michael C. Buchner(6)                           13,949                *            615                13,333            *

Eden Cowans(6)                                   3,179                *           1,846               1,333             *

Dale A. Dillow(6)                                3,910                *           3,077                833              *

Kathryn C. Eggleston(6)                         17,025                *           3,692               13,333            *

Stan W. Fischer(6)                              481,713             7.4%       448,380(22)            33,333            *

Elizabeth Fleischer(6)                          31,569                *           26,903              4,667             *

Aimee Harabes(6)                                18,785                *           13,451              5,333             *

Frank D. Henderson(6)                           37,946                *           24,612              13,333            *

David Koehler(6)                                31,793                *           18,460              13,333            *

Leo Komorowski(6)                                 949                 *            615                 333              *

Don L. Lehman(6)                                 9,744                *           3,077               6,667             *

Michelle Love(6)                                  949                 *            615                 333              *

Joseph McCoy(6)                                 31,793                *           18,460              13,333            *

Diane E. Moore(6)                                 949                 *            615                 333              *

Michael O'Connor(6)                             483,026             7.4%       408,026(22)            75,000            *

James L. Patterson(6)                            4,410                *           3,077               1,333             *

Azita L. Rutti(6)                                 641                 *            308                 333              *

Andrew W. Schug(6)                                308                 *            308                  0               0

John & Elizabeth Ann Thompson,                  355,746             5.2%       230,746(22)           125,000            *
JTWROS(6)

Ann M. Utt(6)                                    3,512                *           1,846               1,667             *

Jon P. Williams(6)                               1,141                *            308                 833              *

Gene F. Zaino(5)(6)                            1,529,850             23%        1,322,350            207,500          1.9%

Scott Pogoda                                    649,778             10.6%        649,778                0               0

Ayudh Athakravi-Soonthorn                       177,212             2.8%         177,212                0               0

GKN Securities Corp.                             65,468(7)          1.1%          91,936                0               0

Deborah Schondorf-Novick                          8,750(8)            *            2,500               7,500            0

Ira Greenspan                                     2,500(8)            *            2,500                0               0

Andrea Goldman                                      800(8)            *              800                0               0

Anthony Ciofari                                     450(8)            *              450                0               0

David M. Nussbaum                                25,219(9)            *           32,438                0               0

Roger Gladstone                                  25,219(9)            *           32,438                0               0

Robert Gladstone                                 25,219(9)            *           32,438                0               0

Richard Buonocore                                 2,000(8)            *            2,000                0               0

Wien Securities Corp.                           100,000(10)         1.5%         100,000                0               0


                                             Number of Shares of Common        Shares to be
                                              Stock Beneficially Owned           Sold in         Shares Beneficially Owned
       Name                                    Prior To Offering(1)              Offering              After Offering
       ----                                    --------------------              --------              --------------
                                                Number             Percent                            Number         Percent
                                                ------             -------                            ------         -------

Kirlin Securities, Inc.                        45,750(11)             *           61,500                0               0

Applewood Associates, L.P.                     50,000(12)           4.3%          50,000                0               0

Eli Oxenhorn                                   50,000(13)             *           50,000                0               0

Irwin Lieber                                  175,000(14)           2.6%         300,000                0               0

Barry Rubenstein                              275,000(15)           3.4%         500,000                0               0

Anthony DeFrances                             202,959(16)           3.1%          37,959             165,000           1.5

Eileen DeFrances                                37,959                *           37,959                0               0

Ronald Birnbaum                               94,725(17)            1.0%          79,450              20,000            *

Seymour Cohen                                 174,725(18)           2.2%         139,450              40,000            *

David O. Lindner                               26,136(19)             *           32,396                0               0

Anthony J. Kirincic                            26,135(19)             *           32,395                0               0


Robert A. Paduano                               4,142(20)             *            5,134                0               0

Susan Paduano                                   2,762(20)             *            3,424                0               0


Steven Wolosky                                 10,000(21)             *           10,000                0               0

James P. McNiel                                10,000(21)             *           10,000                0               0


* Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Consists of presently issuable Conversion Shares underlying Convertible Preferred Stock. Does not include a like number of 1996 Warrant Shares issuable upon exercise of the 1996 Warrants, which 1996 Warrants are exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. All of such Conversion Shares and 1996 Warrant Shares are being offered for resale pursuant to this Prospectus. All of such Shares may not be sold until September 1997 without the consent of the Underwriter.

(3)    Mr. Landis has been a Director of the Company since June 1996.

(4) Includes (i) 25,000 presently issuable Conversion Shares underlying Convertible Preferred Stock; and (ii) 20,000 presently issuable Warrant Shares underlying the Warrants. Does not include 25,000 1996 Warrant
       Shares issuable upon exercise of the 1996 Warrants, which 1996 Warrants are exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. All of such Conversion Shares, Warrant Shares and 1996 Warrant Shares are being offered for resale pursuant to this Prospectus.

(5) Mr. Zaino has been a Director of the Company since August 1995 and the President and Chief Executive Officer of the Company since June 1996. Includes presently exercisable options to purchase 207,500 shares of Common Stock which are presently exercisable or exercisable within 60 days. Mr. Zaino may not sell any of the shares being offered by him for resale until December 7, 1997 without the consent of the Underwriter.

(6) Has been an employee of the Company or a subsidiary of the Company since June 1996. The amount beneficially owned by such person includes options exercisable within 60 days.

(7) Consists of (i) 19,500 presently issuable Purchase Option Shares underlying Purchase Options; (ii) 19,500 presently issuable Purchase Option Warrant Shares underlying Purchase Option Warrants, which presently issuable Purchase Option Warrants underlie Purchase Options; and (iii) 26,468 presently issuable Purchase Option Conversion Shares underlying shares of Convertible Preferred Stock. Does not include 26,468 1996 Purchase Option Warrant Shares. The Purchase Options are presently exercisable until March 8, 1998 and the Purchase Option Warrants, upon grant, would be presently exercisable until March 10, 2000. The 1996 Purchase Options are presently exercisable until September 19, 2001 and the 1996 Purchase Option Warrants, upon grant, would be exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. All of such Purchase Option Shares, Purchase Option Warrant Shares, Purchase Option Conversion Shares and 1996 Purchase Option Warrant Shares are being offered for resale pursuant to this Prospectus.

(8) Consists of an equal number of (i) presently issuable Purchase Option Shares underlying Purchase Options; and (ii) presently exercisable Purchase Option Warrant Shares underlying Purchase Option Warrants, which presently issuable Purchase Option Warrants underlie Purchase Options. The Purchase Options are presently exercisable until March 8, 1998 and the Purchase Option Warrants, upon grant, would be presently exercisable until March 10, 2000. All of such Purchase Option Shares and Purchase Option Warrant Shares are being offered for resale pursuant to this Prospectus. In addition with respect to Deborah Schondorf - Novick, a Director of the Company since August 1994, and includes 7,500 shares underlying presently exercisable options.

(9) Consists of (i) 9,000 presently issuable Purchase Option Shares underlying Purchase Options; (ii) 9,000 presently exercisable Purchase Option Warrant Shares underlying Purchase Option Warrants, which presently issuable Purchase Option Warrants underlie Purchase Options; and (iii) 7,219 presently issuable Purchase Option Conversion Shares underlying shares of Convertible Preferred Stock. Does not include 7,219 1996 Purchase Option Warrant Shares. The Purchase Options are presently exercisable until March 8, 1998 and the Purchase Option Warrants, upon grant, would be presently exercisable until March 10, 2000. The 1996 Purchase Options are presently exercisable until September 19, 2001 and the 1996 Purchase Option Warrants, upon grant, would be exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. All of such Purchase Option Shares, Purchase Option Warrant Shares, Purchase Option Conversion Shares and 1996 Purchase Option Warrant Shares are being offered for resale pursuant to this Prospectus.

(10) Consists of (i) 50,000 presently issuable Purchase Option Shares underlying Purchase Options; and (ii) 50,000 presently exercisable Purchase Option Warrant Shares underlying Purchase Option Warrants, which presently issuable Purchase Option Warrants underlie Purchase Options. The Purchase Options are presently exercisable until March 8, 1998 and the Purchase Option Warrants, upon grant, would be presently exercisable until March 10, 2000. All of such Purchase Option Shares and Purchase Option Warrant Shares are being offered for resale pursuant to this Prospectus.

(11) Consists of 15,750 presently issuable Purchase Option Conversion Shares underlying 1996 Purchase Options and 30,000 Kirlin Shares. Does not include 15,750 1996 Purchase Option Warrant Shares underlying 1996 Purchase Option Warrants, which presently issuable Purchase Option Warrants underlie 1996 Purchase Options or 30,000 Kirlin Shares. The 1996 Purchase Options are presently exercisable until September 19, 2001 and the 1996 Purchase Option Warrants, upon grant, would be exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. All of such 1996 Purchase Option Shares, 1996 Purchase Option Warrant Shares and Kirlin Shares are being offered for resale pursuant to this Prospectus.

(12) Includes 50,000 Warrant Shares issuable upon exercise of the Warrants, which Warrants are presently exercisable until March 1997. All of such Warrant Shares are being offered for resale pursuant to this Prospectus.

(13) Consists of 50,000 Option Shares issuable upon exercise of the Options, which Options are presently exercisable. All of such Option shares are being offered for resale pursuant to this Prospectus. Mr. Oxenhorn is a limited partner of Applewood Associates, L.P. ("Applewood"), but as a limited partner he is not deemed to have beneficial ownership of any of the shares held by Applewood. Mr. Oxenhorn was a Director of the Company for more than 2 years prior to August 1995.

(14) Consists of 50,000 Option Shares and securities held by Applewood and Woodland Partners ("Woodland"). Mr. Lieber may be deemed a beneficial owner of such securities. Mr. Lieber disclaims beneficial ownership of such securities. Mr. Lieber was a Director of the Company for more than two years prior to August 1995.

(15) Consists of 50,000 Option Shares and securities held by Woodland, Applewood and Vanwood 72nd Street Assoc. LP. Mr. Rubenstein may be deemed to be a beneficial owner of such securities. Mr. Rubenstein disclaims beneficial ownership of all such securities. Mr. Rubenstein was a Director of the Company for more than 2 years prior to August 1995.

(16) Includes 165,000 shares of Common Stock issuable upon exercise of certain presently exercisable options. Mr. DeFrances has been a Director of the Company since August 1995 and has been an officer of TDS for more than three years. Does not include Shares of Common Stock held by Eileen DeFrances, the wife of Anthony DeFrances.

(17) Includes 45,000 Warrant Shares issuable upon exercise of the Warrants. All of such Warrant Shares are being offered for resale pursuant to this Prospectus. Also includes 25,000 Kirlin Shares, all of which are being offered for resale pursuant to this Prospectus and 4,725 Purchase Option Conversion Shares.


(18) Includes 105,000 Warrant Shares issuable upon exercise of the Warrants. All of such Warrant Shares are being offered for resale pursuant to this Prospectus. Also includes 25,000 Kirlin Shares, all of which are being offered for resale pursuant to this Prospectus and 4,725 1996 Purchase Option Conversion Shares. Does not include 4,725 1996 Purchase Option Shares.

(19) Consists of 19,875 Kirlin Shares, all of which are being offered for resale pursuant to this Prospectus and 6,261 and 6,260 1996 Purchase
       Option Shares for Mr. Lindner and Mr. Kirincic, respectively. Does not include 1996 Purchase Option Warrant Shares.

(20) Robert Paduano and Susan Paduano are husband and wife. Includes an aggregate of 5,250 Kirlin Shares and 1,654 1996 Purchase Option Shares. Does not include 1996 Purchase Option Warrant Shares. Mr. Paduano and Ms. Paduano disclaim beneficial ownership of all securities held by the other.


(21) Consists of 10,000 Option Shares issuable upon exercise of the Options. All of such Option Shares are being offered for resale pursuant to this Prospectus.

(22) The Shares being offered for resale by such person may not be sold until June 7, 1997 without the consent of the Underwriter.

                            DESCRIPTION OF SECURITIES

         The Company is authorized to issue 20,000,000 shares of the Company's Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, [6,442,903] shares of the Company's Common Stock are currently issued and outstanding convertible and 1,750,000 shares of Preferred Stock are issued and outstanding, and after the completion of this Offering, assuming the exercise or conversion, as the case may be, of all of the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the Convertible Preferred Stock, the 1996 Warrants, the Purchase Option Preferred Stock, the 1996 Purchase Option Warrants or the Netplex Warrants, there will be 10,982,903 shares of the Company's Common Stock issued and outstanding and no shares of Convertible Preferred Stock issued and outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected at a meeting at which a quorum is present. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for the Convertible Preferred Stock and any other class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock.


CONVERTIBLE PREFERRED STOCK

         DIVIDENDS. Each share of Convertible Preferred Stock has a stated value (the "Stated Value") $2.00 and earn cumulative dividends at 10% per annum payable in additional shares of Convertible Preferred Stock or in cash, at the Company's option.

         LIQUIDATION PREFERENCES. Upon a liquidation of the Company (including a merger of the Company where the Company is not the survivor or a sale by the Company of all or substantially all of its assets), the holders of the
Convertible Preferred Stock shall be entitled to receive, prior to the distribution to the other securityholders of the Company, an amount per share equal to the greater of (i) two times the Stated Value plus any accrued and unpaid dividends, or (ii) the amount they would have received had they converted the Convertible Preferred Stock into Common Stock on the business day immediately prior to such liquidation.

         RANKING. The Convertible Preferred Stock ranks senior to all other classes of the capital stock of the Company, whether now existing or hereinafter created, including, but not limited to, any other series of preferred stock.

         CONVERSION. The holders of the Convertible Preferred Stock have the right, at any time, to convert each share of Preferred Stock into one share of Common Stock.

         REDEMPTION. Subject to this conversion right, the Company may redeem the Convertible Preferred Stock at its Stated Value plus all accrued and unpaid dividends if the Registration Statement of which this Prospectus forms a part, is current and effective, upon 30 days written notice given at any time (i) during the first two years after September 19, 1996, the closing date of the 1996 Private Placement (the "Closing"), if the last sale price of the Common Stock has been at least $3.75 on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given; (ii) during the third year after the Closing, if the last price of the Common Stock has been at least $4.6875 on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given; (iii) during the fourth year after the Closing, if the last sale price of the Common Stock has been at least $5.00 on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given; and (iv) after the fourth year after the Closing, if the last sale price of the Common Stock has been at least 20 percentage points higher than the prior year's price as such prior year's price relates to $2.50 per share (i.e., 220% of $2.50 in the fifth year, 240% of $2.50 in the sixth year, etc.) on all 20 of the trading days ending on the third date prior to the date on which notice of redemption is given.

         VOTING. The holders of the Convertible Preferred Stock have no voting rights until such time as they convert their Convertible Preferred Stock into Common Stock, except as provided by law.

PURCHASE OPTIONS AND PURCHASE OPTION WARRANTS

         The Purchase Options entitle the holders thereof to purchase a unit, which unit consists of (i) one share of Common Stock; and (ii) one Purchase Option Warrant at an exercise price of $2.40 per Purchase Option. The Purchase Option Warrants underlying the Purchase Options are not redeemable by the Company. The Purchase Options contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events, including the issuance of shares of Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The Purchase Options grant to the holders thereof certain piggyback and demand rights for periods of seven and five years, respectively, from March 10, 1993 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Purchase Options.

         During the six-year period commencing March 10, 1994, each Purchase Option Warrant entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $5.25 per share. The Purchase Option Warrants are not redeemable by the Company. In the event a holder of the Purchase Option Warrants fails to exercise the Purchase Option Warrants prior to their expiration, the Purchase Option Warrants will expire and the holder thereof will have no further rights with respect to the Purchase Option Warrants.

1996 PURCHASE OPTIONS AND 1996 PURCHASE OPTION WARRANTS

         The 1996 Purchase Options entitle the holders thereof to purchase, at an exercise price of $2.00, a unit, which unit consists of (i) one share
Convertible Preferred Stock; and (ii) one 1996 Purchase Option Warrant. The rights granted by the 1996 Purchase Options, including the exercise price and the number of shares to be received upon exercise may, upon the occurrence of certain specified events, be adjusted. The 1996 Purchase Options grant to the holders thereof certain registration rights with respect to the registration under the Securities Act of the Common Stock directly and indirectly issuable upon exercise of the 1996 Purchase Options.

         The 1996 Warrants to purchase an aggregate of 1,750,000 shares of Common Stock at an exercise price of $2.50 per share, all of which are exercisable at any time during the period commencing March 19, 1997 and ending September 19, 2001. Notwithstanding any other provision set forth in the 1996 Warrant, at any time and from time to time during the period that the 1996 Warrant is exercisable, the Company in its sole discretion upon appropriate notice to the Registered Holder may reduce the exercise price of the 1996 Warrant or extend the period during which the 1996 Warrant is exercisable. No fractional shares of Common Stock will be issued in connection with the exercise of the 1996 Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time. Unless extended by the Company at its discretion, the 1996 Warrants will expire at 5:00 p.m, Eastern Standard time, on the fifth anniversary date of the Closing. In the event a holder of the 1996 Warrants fails to exercise his 1996 Warrants prior to their expiration, such 1996 Warrants will expire and the holder thereof will have no further rights with respect to the 1996 Warrants. A holder of the 1996 Warrants will not have any rights, privileges or liabilities as a shareholder of the Company prior to exercise of the 1996 Warrants. The Company is required to keep reserved a sufficient number of authorized shares of Common Stock to permit the exercise of the 1996 Warrants. The exercise price of the 1996 Warrants and the number of shares of Common Stock issuable upon exercise of the 1996 Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.

         In the event the Company has an effective registration statement covering the Common Stock issuable upon exercise of the 1996 Warrants, and provided that notice of redemption of not less than 30 days is given and the last sale price of the Common Stock has been at least 200% of the Closing Price on all 20 of the trading days ending on the third business day prior to the day on which notice is given, the Company shall have the right to call the 1996 Warrants for redemption at a redemption price of $.01 per 1996 Warrant.

DIVIDENDS

         To date, the Company has not paid any dividends on its Common Stock. The payments of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business.

WARRANTS

         In March 1992, in connection with the 1992 Private Placement, the Company issued Warrants to purchase an aggregate of 220,000 shares of Common Stock at an exercise price of $3.00 per share, all of which are exercisable at any time prior to March 23, 1997.

NETPLEX WARRANTS

         In June 1996, the Company issued the Netplex Warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.50 per share, exercisable at any time until June 2001.

KIRLIN WARRANTS

         In April 1996, the Company issued the Kirlin Warrants to purchase an aggregate of 125,000 Shares of Common Stock at an exercise price of $3.50 per share, exercisable at any time until April 2001.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; the Company has not employed an underwriter for the resale of Common Stock by the Selling Shareholders or the issuance of the Common Stock upon the exercise or conversion, as the case may be, of the Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the Convertible Preferred Stock, the 1996 Warrants, the Purchase Option Preferred Stock, the 1996 Purchase Option Warrants or the Netplex Warrants, or the issuance of the Purchase Option Warrants, as the case may be, and will bear all expenses of this Offering.

SELLING SHAREHOLDER SHARES

         The Common Stock may be reoffered and resold for the account of the Selling Shareholders from time to time in the over-the-counter market or the Boston Stock Exchange, or in negotiated transactions, at fixed prices which may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring shares from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Shareholders and applicable transfer taxes, are payable by the Selling Shareholders.


EXERCISE OF OPTIONS, WARRANTS, PURCHASE OPTIONS, PURCHASE OPTION WARRANTS, 1996 WARRANTS, 1996 PURCHASE OPTIONS, 1996 PURCHASE OPTION WARRANTS, NETPLEX WARRANTS AND KIRLIN WARRANTS.

         The Options, the Warrants, the Purchase Options, the Purchase Option Warrants, the 1996 Warrants, the 1996 Purchase Options, the 1996 Purchase Option Warrants, the Netplex Warrants and the Kirlin Warrants may be exercised, when exercisable, at the discretion of the holder thereof, by the delivery to the Company at its principal executive offices at 8260 Greensboro Drive, 5th Floor, McLean, Virginia 22101 of a Warrant, Purchase Option, Purchase Option Warrant, 1996 Warrant, 1996 Purchase Option, 1996 Purchase Option Warrant, the Netplex Warrants and the Kirlin Warrants, accompanied by an election of exercise and payment of the exercise price for each share of Common Stock purchased in accordance with the terms of such Warrant, Purchase Option, the Purchase Option Warrant, 1996 Warrant, 1996 Purchase Warrant, 1996 Purchase Option Warrant, the Netplex Warrant and the Kirlin Warrants, as the case may be. Payment must be made in the form of cash or check payable to the order of the Company.

CONVERSION OF CONVERTIBLE PREFERRED STOCK.

         The Convertible Preferred Stock may be exercised, when convertible, at the discretion of the holder thereof, by the surrender to the Company at its principal executive offices at 8260 Greensboro Drive, 5th Floor, McLean,
Virginia 22101 of the Convertible Preferred Stock share certificate or certificates, duly endorsed, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.


                                  LEGAL MATTERS

         The legality of the shares of Common Stock reoffered hereby has been passed upon for the Company and the Selling Shareholders by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Steven Wolosky, a member of Olshan Grundman Frome & Rosenzweig LLP, holds options to purchase 10,000 shares of the Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of The Netplex Group, Inc. and subsidiaries (formerly CompLink, Ltd.) as of July 31, 1995, and for each of the years in the two year period ended July 31, 1995; the financial statements of The Netplex Group, Inc. (formerly CompuServe Systems Integration Group Mid-Atlantic, Inc.) as of December 31, 1995, and for the year then ended; the financial statements of America's Work Exchange, Inc. and subsidiary as of December 31, 1995, and for the year ended December 31, 1995 and the period from April 21, 1994 (inception) to December 31, 1994; and the financial statements of Software Resources of New Jersey, Inc. as of December 31, 1995, and for each of the year ended December 31, 1995, incorporated by reference herein, have been incorporated by reference in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of The Netplex Group, Inc. (formerly CompuServe Systems Integration Group Mid-Atlantic, Inc.) as of December 31, 1994, and for the year then ended incorporated by reference herein, have been incorporated by reference in the registration statement in reliance upon the report of Tocci, Goldstein & Company LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by New York law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Amended and Restated Certificate of Incorporation provides for the elimination, to the extent permitted by New York law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors.

         Section 721 through 726 inclusive of the New York Business Corporation Law (the "New York BCL") also contain provisions relating to the indemnification of officers and directors. The New York BCL provides that a corporation may (but is not required to) indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation (other than in an action brought by the corporation against such person or by shareholders against such person on behalf of the corporation), even if the director or officer is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation (and, criminal actions or proceedings, had no reason to believe his conduct was unlawful). In addition, a corporation may (but is not required to) indemnify a director or officer against amounts paid in settlement and reasonable expenses of an action brought against him by the corporation or by shareholders on behalf of the corporation, even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, no indemnification is permitted in an action by the corporation, or shareholders on behalf of the corporation, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless a court determines that, in view of all of the circumstances, he is entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the New York BCL provides that a director or officer shall be indemnified if such person is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by the Board of Directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under New York BCL Section 721. Such authorization is made by the Board of Directors, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel or the shareholders that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. A corporation's board of directors may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses, if it is ultimately determined that he is not entitled to be indemnified for them.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been *authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.




                                TABLE OF CONTENTS

                                                                       Page



Incorporation of Certain Documents
  By Reference.........................................                   3
Prospectus Summary.....................................                   4
Risk Factors...........................................                   8
Use of Proceeds........................................                  12
Dilution...............................................                  13
Management.............................................                  15
Principal and Selling Shareholders.....................                  15
Description of Securities..............................                  21
Plan of Distribution...................................                  25
Legal Matters..........................................                  26
Experts................................................                  26
Indemnification for Securities Act Liability...........                  26








                        7,861,213 Shares of Common Stock
                                100,000 Warrants




                             THE NETPLEX GROUP, INC.






                                   PROSPECTUS









                                           , 1996

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which, will be paid by the Registrant, are as follows:

         SEC Registration Fee....................     $  7,942.92
         Accounting Fees and Expenses............       10,000
         Legal Fees and Expenses.................       15,000
         Blue Sky Fees and Expenses..............        5,000
         Miscellaneous Expenses..................       12,057.08
                                                      -----------
         Total...................................                   $   50,000
                                                                    ===========

-------------
* To be filed by amendment.

Item 15.  Indemnification of Directors and Officers.

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Company's authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a
"derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         A more specific description of the relevant law is provided below.

         ss.721 Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

         ss.722 Authorization for Indemnification of Directors and Officers--(a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

         (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         ss.723 Payment of Indemnification Other Than By Court Award--(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

         (b) Except as provided in  paragraph  (a),  any  indemnification  under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                           (A) By the  board  upon the  opinion  in  writing  of
                  independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                           (B) By the shareholders upon a &ding that the director or officer has met the applicable standard of conduct set forth in such sections.

                           (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the &al disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

         ss.724 Indemnification of Directors and Officers by a Court--(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.

         Application therefor may be made, in every case, either:

                  (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                  (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

         (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         ss.725 Other Provisions Affecting Indemnification of Directors and Officers--(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the-procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

         (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

         (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

         (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

         (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

         (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

         ss.726 Insurance for Indemnification of Directors and Officers--(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                  (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                  (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                  (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

         (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer.

                  (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                  (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

         (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

         (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section .725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

         (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

         The Company's Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company to the Company or its shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any Director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved international misconduct.

         The Company has also entered into indemnification agreements with each of its officers and directors.

         Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Company has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Company and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 16. Exhibits and Financial Statement Schedules


(a)   Exhibit Number

            ***4(a)     --       Form of Common Stock Certificate.

             **4(b)     --       Form  of  Warrant   granted  in  exchange   for
                                 warrants issued in connection with 1992 Private
                                 Placement.

              *4(g)     --       Form  of  1996  Purchase   Option   granted  in
                                 September 1996.

              *4(h)     --       Form of Warrant  issued in connection  with the
                                 1996 Private Placement

              *4(i)     --       Certificate   of   Designation   for   Class  A
                                 Convertible Preferred Stock.


              *5        --       Opinion  of  Olshan Grundman Frome & Rosenzweig
                                 LLP


           ***23(a)     --       Consent of KPMG Peat Marwick LLP.

           ***23(b)     --       Consent of Tocci Goldstein & Company LLP

             *23(c)     --       Consent of Olshan  Grundman  Frome & Rosenzweig
                                 LLP (contained in their opinion included under Exhibit 5)


           ***24        --       Power of Attorney, included on Page II-8.





*        Filed herewith.

** Incorporated by Reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 28, 1993 (Commission File No. 33-57546), as amended.

***      Previously filed.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Exchange Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of McLean, State of Virginia, on the 16th day of December, 1996.


                                   THE NETPLEX GROUP, INC.


                                   By: /s/ Gene Zaino
                                       ----------------
                                       Gene Zaino, President & Chief
                                       Executive Officer

                                   SIGNATORIES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated. Each of the undersigned officers and directors of The Netplex Group, Inc. hereby constitutes and appoints Gene Zaino as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable The Netplex Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


       Signature                        Title                       Date

/s/ Gene Zaino                  President and Chief          December 16, 1996
----------------------          Executive Officer,
Gene Zaino                      Director, Principal
                                Executive Officer



        *                       (Principal Financial         December 16, 1996
----------------------          Officer)
Matthew Jones



        *                       Director                     December 16, 1996
----------------------
Howard Landis



        *                       Director                     December 16, 1996
----------------------
Richard Goldstein



        *                       Director                     December 16, 1996
----------------------------
Deborah Schondorf-Novick



        *                       Director                     December 16, 1996
----------------------------
Neil Luden


*/s/ Gene Zaino
--------------------------------
By: Gene Zaino, Attorney-in-Fact